Exhibit 10.15

DESCRIPTION OF MANAGEMENT BONUS PLANS

     Certain of the Company’s officers and key managers are included in a bonus plan (the “Bonus Plan”). For Company executives (other than Mr. Wildrick) at and above the senior vice president level (the “Senior Participants”), bonus compensation is designed to reward Company-wide financial performance through tying the payment of bonuses primarily to the achievement by the Company of goals for net income after payment of bonuses (“Net Income”). For all other Bonus Plan participants (the “Other Participants”), bonus compensation is also designed to reward the achievement of specific goals for departmental or individual performance.

     Each Bonus Plan participant is notified by the Company of a dollar amount or the percentage of such participant’s base salary which he or she is eligible to earn as a bonus for any fiscal year. For the fiscal year 2007, the percentages communicated to our Bonus Plan participants ranged from 10% to 65% of base salary. For Senior Participants, a range of Net Income results has been established (the “Bonus Eligibility Range”). Below the low end of the Bonus Eligibility Range, bonuses are not expected to be paid to the Senior Participants. Within the Bonus Eligibility Range, the percentage of the maximum potential bonus expected to be paid to the Senior Participants increases as Net Income increases. If Net Income is at or above the highest level of Net Income within the Bonus Eligibility Range, each Senior Participant is eligible to earn his maximum bonus potential. For Other Participants, a single Net Income goal has been established. Below this level, bonuses are not expected to be paid to the Other Participants. Above this level and assuming the Other Participants satisfy their individual performance goals, bonuses are expected to be paid. The final determination of all bonus payments to executive officers is made by the Compensation Committee. The final determination of all bonus payments to Other Participants is made by Mr. Wildrick.

     Mr. Wildrick does not participate in the Bonus Plan. The employment agreement between the Company and Mr. Wildrick entitles Mr. Wildrick to a bonus of up to 250% of his base salary upon achievement by the Company of certain specified earnings per share goals. The goals were established in 2003 for each year of the current term of Mr. Wildrick’s employment agreement (fiscal 2004 through fiscal 2008).